FOR IMMEDIATE RELEASE

150 FEET AVERAGING 0.59% COPPER RECOVERED AT THE NEW YORK
CANYON PROJECT EXTENDING AND CONFIRMING HISTORIC COPPER
MINERALIZATION

ABERDENE ADDS BOARD STRENGTH TO DEVELOP THE LONGSHOT
RIDGE AND COPPER QUEEN OCCURRANCES

Las Vegas, Nevada, June 14, 2006, Aberdene Mines Limited (the ‘Company’ or ‘Aberdene’) (OTCBB: ABRM) is pleased to announce results from the first four holes drilled this year on the Company’s New York Canyon copper project located in the Santa Fe Mining District, Mineral County, Nevada.

Results have recently been received from the first four of 24 holes drilled to date on the Longshot Ridge zone of the New York Canyon property. As shown in the table below, all holes intersected copper mineralization over the length of the hole. The program has been designed to test the extent of the mineralization at Longshot Ridge in order to provide a resource for this zone later this year. All holes reported are drilled by reverse circulation methods.

Hole ID	Section	Azm.	Dip	From ft	To ft	Length ft	TCu* %
06-1R	1200	345	80	0	395	395	0.269
including				0	150	150	0.588
and				340	380	40	0.186

06-2R	1800		90	20	45	25	0.474

06-3R	1600		90	0	305	305	0.118
including				95	165	70	0.272

06-4R	1600		60	0	40**	40	0.628

* TCu means the Total copper measured in the sample by a four acid digestion
** hole lost in mineralization at 40 feet.

Hole 06-1, was drilled as a step-out from a historic hole 92-20 which intersected 130 feet at 0.305% Cu and was designed to test an intrusive contact zone. The hole returned an average of 0.269% copper over the entire 395 foot length.

Hole 06-2 was drilled vertically to test the Gabbs Formation for mineralization in this area and returned a 25 intercept averaging 0.474% copper.

Hole 06-3 was drilled to provide geology and assay data for this area. The hole averaged 0.118% copper over the entire 305 foot length.

Hole 06-4 was drilled to intersect intrusive sills below historic hole MN-230 (0.316% Cu over 184.5 feet). The hole collapsed while still in mineralization and has since been re-drilled as hole 06-8. The incomplete sampling of the section recovered from above the collapse averaged 0.628% copper over 40 feet.

Copper analyses are currently being conducted by Inspectorate America Corporation of Sparks, NV, an ISO 9002 accredited facility, certificate number 37295. A four acid total digestion for copper is used, followed by a hydrochloric leach to determine oxide content. Silver, molybdenum and zinc are analyzed by atomic absorption techniques.

The lab was recently audited by independent geochemist Barry Smee, P.Geo., who has made recommendations to QA/QC procedures to fully comply with industry accepted best practices. Our sampling protocol and quality control includes a secure chain of custody from collection of samples at the drill rig to delivery to the lab, the blind insertion of specifically prepared and certified standards, field duplicates and blanks, as well as routine testing of pulps at secondary lab facilities. In addition, the lab inserts a matrix matched Certified Reference Material standard into the sample stream. One analysis in fifteen is therefore a check analysis, providing for adequate assessment of the sampling and analytical procedures.

In other matters, the Company has received the resignation from three Directors to make way for the appointment of (effective May 30, 2006 and as provided in the news release of May 31, 2006) Anthony Harvey, Chairman and CEO; and Benjamin Ainsworth, Director and Secretary. Anthony Harvey has over 40 years of consulting experience on numerous mining projects internationally with capital costs ranging up to and exceeding $400 million. Benjamin Ainsworth is a senior geologist and mining consultant who has been involved in the mining industry for over thirty-five years.

Bryan Wilson has been appointed to the position of President and Treasurer on an interim basis to assist in transitioning the Company through these changes to the board, any future financing, and proposed exchange listings. The Company believes these additions to the Board will permit the Company to advance the development of the New York Canyon property.

Mr. Geoffrey Goodall, P.Geo., is the Company’s Exploration Manager and oversees the multifaceted exploration program currently being conducted on the New York Canyon copper project. Mr. Goodall has extensive experience in base and precious metal systems and has managed large multi-phase exploration programs for a number of major and junior mining companies including Newmont, Phelps Dodge, Placer Dome and Homestake.

About Aberdene

Aberdene Mines Limited's New York Canyon Property is located in the New York Canyon area, Mineral County, Nevada. The Company has under option the rights to explore both the unpatented and patented mineral claims representing approximately 20,500 acres comprising the New York Canyon Copper Project. The project is regionally located south of the historic mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The property, which is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne, hosts significant oxide and sulphide copper bearing mineralization outlined by historical operators.

Aberdene has successfully completed its first two years commitment to acquire 100% of the New York Canyon project. The current program is expected to fulfill the remaining commitments prior to year end.

On behalf of the Board of Directors,

ABERDENE MINES LIMITED
Bryan Wilson, President

For more information contact:	ABERDENE MINES’ Web site is located at:
Tom Corcoran, Corporate Communications	www.aberdenemines.com
info@aberdenemines.com
T: (888) 331-9326

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene's expectations, and Aberdene expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties, geological or mechanical difficulties affecting Aberdene’s planned geological work programs, uncertainty of estimates of mineralized material, uncertainties about the availability of additional financing and other factors outlined in Aberdene’s periodic reports filed with the United States Securities and Exchange Commission which may cause the actual results, performance or achievements of Aberdene to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.